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Exhibit 21.1

List of Subsidiaries of Sanchez Production Partners LP

Name	Jurisdiction of Organization
CEP Mid-Continent LLC	Delaware
CEP Services Company, Inc.	Delaware
Northeast Shelf Energy, L.L.C.	Oklahoma
Mid-Continent Oilfield Supply, L.L.C.	Oklahoma
SEP Holdings IV, LLC	Delaware
Catarina Midstream, LLC	Delaware
Carnero Gathering, LLC (50% interest)	Delaware

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  Exhibit 21.1
List of Subsidiaries of Sanchez Production Partners LP